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                                      Draft
                                   TERM SHEET
                                   09/30/2002

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1.   Borrower:                    Chesapeake Financial Shares, Inc. ("CFS")

2.   Amount:                      $3,500,000

3.   Purpose:                     To fund proposed stock buyback of approximately $2 million and for general corporate purposes

4.   Facility Description:        Three year revolving facility

5.   Amortization:                Interest quarterly with principal due at maturity

6.   Final Maturity:              3 years from date of issuance with renewal to be evaluated no later than 60 days prior to maturity date.

7.   Pricing:                     SunTrust Prime minus 50 basis points on outstandings, a fee at closing of
                                  12.5 basis points and an annual unused commitment fee of 12.5 basis points.

8.   Interest Periods:            Quarterly

9.   Prepayment Penalty:          Prepayment of principal in part or full are permitted on any business day
                                  (day SunTrust is open for business).

10.  Collateral:                  100% of the issued and outstanding common stock of Chesapeake Bank

11.  Conditions to Borrowing:     a.   Each representation and warranty in the "Loan Documents" defined below shall be true and correct on the date of the Loan.


                                  b.   SunTrust Bank shall have received the following "Loan
                                       Documents" from CFS, which shall be in form and
                                       substance satisfactory to SunTrust Bank:
                                       1)   A Letter Agreement (prepared by SunTrust), duly executed and delivered by CFS.
                                       2)   A certificate, signed by CFS's secretary or assistant secretary, as of the date of execution of the Letter Agreement by CFS, identifying by name and title the officers authorized to enter into the transactions contemplated and the Loan Documents on behalf of CFS.
                                       3)   A Commercial Note in favor of SunTrust Bank.
                                       4)   Security Agreement for the stock, duly executed and delivered by CFS.


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12.  Proposed Covenants:          CFS:

                                  a.   will maintain its and its subsidiaries' corporate existence in good standing;


                                  b.   will provide promptly to SunTrust Bank a consolidated audited annual financial statement, and unaudited quarterly financial statements on CFS and its subsidiaries, and on CFS on a stand-alone basis when such statements are available to CFS.  A statement affirming CFS's continued compliance with the covenants of the Letter Agreement will be provided to SunTrust end of on a quarterly basis (within 90 days after the
                                       each calendar quarter);

                                  c.   will continue to be in compliance with all applicable provisions of law and regulation;

                                  d.   will undergo no change in ownership control of CFS;

                                  e.   will not own less than 100% of the issued and outstanding capital stock of
                                       Chesapeake Bank, Chesapeake Investment Group, Inc. and any subsequently-acquired banks or other financial institutions (collectively, "financial institutions");

                                  f.   will not pledge or encumber its interest in the stock of Chesapeake Investment
                                       Group, Inc. or any other financial institution hereafter purchased or formed;

                                  g.   will not suffer or permit any material adverse change in the financial condition of
                                       CFS or any of its affiliates;

                                  h.   will not engage in any conduct, including, without limitation, failure or refusal to pay when due any money owed, that would have the effect of causing or constituting a default or an event of default under any obligation of CFS to pay
                                       (i) any indebtedness to SunTrust or (ii) an indebtedness to any third-party whose principal balance outstanding as of the time of such default or event of default exceeds $1 million.

                                  i.   will maintain CFS's non-performing assets at no greater than 2.00% of total loans plus foreclosed properties at any quarter end period. Should the NPA ratio exceed
                                       2.00% at any quarter end but be less than 3.00%, CFS will have 90 days to reduce the
                                       NPA ratio to 2.00% or less to maintain compliance with this covenant.

                                       Non-performing assets shall mean, at any time, assets consisting of all loans and lease financing receivables which are not performing as to principal or interest, including, without limitation, loans more than 90 days past due, non-accrual loans and lease financing receivables, restructured loans, and foreclosed properties, as such terms are defined in the Federal Reserve System's Reporting Form FR-Y9C;


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                                  j.   will continue to maintain "well capitalized" positions for CFS and for all regulated financial institutions owned by CFS, as defined currently or as such definition may be changed by CFS's or the financial institutions' primary regulators. The three current regulatory capital ratios for "well capitalized" bank holding companies and banks are as follows:
                                       1)   Total Risk Based Capital = 10.0%
                                       2)   Tier 1 Risk Based Capital = 6.0%
                                       3)   Tier 1 Leverage Ratio = 5.0%

                                  k.   will not incur any additional funded indebtedness except debt of a banking subsidiary to the Federal Reserve Bank, the Federal Home Loan Bank, or federal funds purchased from a correspondent bank in the ordinary course of business during the term of this Loan.

                                  l.   will maintain a ratio of Consolidated Total Debt divided by Consolidated Total
                                       Capitalization at all times of less than 0.50 to 1.00.

                                       Consolidated Total Debt shall be generally defined as including, without limitation, the sum of: (i) all indebtedness for borrowed money; (ii) all capital leases; (iii) securities sold under agreements to repurchase undertaken with other financial institutions, the
                                       Federal Reserve, the Federal Home Loan Bank, or securities brokers; and (iv) all guaranties of debt of parties not a party to the Credit Agreement.

                                       Consolidated Total Debt shall exclude (a) any overnight Federal Funds borrowings,
                                       (b) securities sold under agreements to repurchase undertaken with local commercial and retail customers of CFS or its affiliates, and (c) deposit accounts, escrow accounts, certificate of deposit accounts, treasury tax and loan deposits and other sums deposited at Chesapeake Bank and other deposit-taking subsidiaries of the Borrower in the ordinary course of their respective banking businesses,

                                       Consolidated Total Capitalization shall be generally defined as the sum of (i)
                                       Stockholder's Equity and (ii) Consolidated Total Debt.

                                  m.   will maintain an interest coverage ratio of not less than 2x.

                                  n.   will maintain unpledged securities with a market value of at least 125% of outstanding under this facility;

                                  CFS may request in writing from the Bank approval of a covenant waiver. Approval shall not be unreasonably withheld; however, the parties agree that it shall not be unreasonable for the
                                  Bank to withhold approval of any material change in a covenant.

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13.  Representations
       & Warranties:              a.   CFS and each subsidiary is duly organized, validly existing, and in good standing under the laws of the jurisdiction(s) of their incorporation. CFS has the corporate power, authority, and legal right to enter into the Loan Documents.

                                  b.   The execution, delivery, and performance of the Loan Documents will not violate any provision of any existing law or regulation (including banking regulations) or of any order or decree of any court or government instrumentality, or of the articles of incorporation or by-laws of CFS or any subsidiary, or of any mortgage, indenture, contract, or other agreement to which CFS is a party or by which CFS and any of its property or assets may be bound.

                                  c.   The consolidated balance sheets of CFS as of 6/30/02 and the related statements of income and retained earnings ended on said date, present fairly the financial condition of CFS and its subsidiaries as of the date of said balance sheets, and the results of their operations for such period.

                                       All such financial statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding year, and since the date of the financial statements mentioned above, there has been no material adverse change in the condition, financial or otherwise, of CFS from that shown by said statements as of said date. CFS does not have any material obligation, liability, or commitment, direct or contingent, which is not reflected in the foregoing statement (and the related notes thereto) since said date.

14.  Events of Default:           Events of default relating to the Loan shall include, without limitation, the following:

                                  a.   any regulator having authority over CFS or any of its subsidiaries imposes restrictions upon the payment of dividends to the stockholder(s) of such holding company or subsidiary bank or other subsidiary;

                                  b.   any representation or warranty in any of the Loan Documents is untrue, inaccurate, or misleading in any material manner;

                                  c.   CFS fails to comply with any covenant or agreement provided in the Loan Documents.

15.  Governing Law:               Virginia


                                                            Disclaimer

This Term Sheet is presented to the above-referenced borrower in connection with a credit facility proposed by SunTrust Bank VA.
This Term Sheet describes some of the basic terms proposed to be included in loan documents between the Bank and the borrower.
This Term Sheet is for discussion purposes only and is not a commitment, nor does it purport to summarize all of the conditions, covenants, representations, warranties, events of default or other provisions that may be contained in documents required to consummate this financings. The terms are subject to standard credit underwriting and approval, and to negotiation and execution of loan documents in form and substances satisfactory to the Bank and its counsel. This Term Sheet is confidential and may not be disclosed to third parties without prior consent of the Bank.
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